Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Year ended December 31				Three months ended March 31, 2004
	2000	2001	2002	2003
Consolidated pretax income from continuing operations	$12,027	$18,332	$13,787	$36,981	$14,818
Interest expense	77,658	71,712	61,088	64,001	16,600
Interest portion of rental expense	1,923	1,121	1,043	957	242

Earnings	$91,608	$91,165	$75,918	$101,939	$31,660

Interest expense	$77,658	$71,712	$61,088	$64,001	$16,600
Interest portion of rental expense	1,923	1,121	1,043	957	242

Fixed charges	$79,581	$72,833	$62,131	$64,958	$16,842

Ratio of Earnings to Fixed Charges	1.2	1.3	1.2	1.6	1.9

PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

Year ended December 31, 2003
Pro forma consolidated pretax income from continuing operations	$17,463
Pro forma interest expense	96,955
Interest portion of rental expense	957

Pro forma Earnings	$115,375

Pro forma interest expense	$96,955
Interest portion of rental expense	957

Pro forma Fixed Charges	$97,912

Pro form Ratio of Earnings to Fixed Charges	1.2